CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-275335 on Form S-6 of our report dated January 9, 2024, relating to the financial statements of FT 11169, comprising Target Dvd. Blend 1Q '24 - Term 4/9/25(Target Dividend Blend Portfolio, 1st Quarter 2024 Series) and Target High Quality Dvd. 1Q '24 - Term 4/9/25(Target High Quality Dividend Portfolio, 1st Quarter 2024 Series), one of the series constituting the FT Series, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

January 9, 2024